Exhibit 10.1.n

TENTH AMENDMENT TO THE
AGL RESOURCES INC.
LONG-TERM STOCK INCENTIVE PLAN OF 1990

This Tenth Amendment to the AGL Resources Inc. Long-Term Stock Incentive Plan of 1990 (the “Plan”), is made and entered into this 2nd day of May, 2007, by AGL Resources Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 10 of the Plan, the Board of Directors of the Company has the right to amend the Plan with respect to certain matters; and

WHEREAS, the Board of Directors has approved and authorized this Amendment to the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of the date hereof, in the following particulars:

1.

Section 5(h)(i) of the Plan is hereby amended, effective as of May 2, 2007, by deleting that section in its entirety and substituting in lieu thereof the following:

“The Option Price shall be payable upon the exercise of the Option in an amount equal to the number of shares then being purchased times the per share Option Price.  The Optionee [or his or her successors as provided in Section 5(j)(iii)] may use any of the following methods of payment: (A) cash; (B) the delivery of a certificate or certificates for shares of the Common Stock duly endorsed for transfer to the Company with medallion level signature guaranteed by a member firm of a national stock exchange or by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require); (C) broker-assisted cashless exercise; (D) net exercise, whereby the Company shall retain from the Option that number of underlying shares having a fair market value on the date of exercise equal to some or all of the Option Price; or  (E) any combination of the above methods or any other method of exercise permitted by the Committee.  In the event of any payment by delivery of shares of the Common Stock, such shares shall be valued on the basis of the fair market value of the Common Stock on the date of exercise.  Fair market value shall be determined in the manner provided in Section 5(c)(ii) (dealing with determining Option Price).  If the Optionee makes payment by delivery of shares of the Common Stock, the value of such Common Stock shall be less than or equal to the total Option Price payment.  If the Optionee delivers Common Stock with a value that is less than the total Option Price, then such Optionee shall pay the balance of the total Option Price in cash.”

2.

Section 8(a) of the Plan is hereby amended, effective as of May 2, 2007, by deleting that section in its entirety and substituting in lieu thereof the following:

“(a)(1)                      Mandatory Adjustments.  In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per share value of the shares of Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 3 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Stock Rights as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.  Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Stock Rights; (iii) adjustment of the Option Price of outstanding Stock Rights or the measure to be used to determine the amount of the benefit payable on a Stock Right; and (iv) any other adjustments that the Committee determines to be equitable.  Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares of Common Stock, the authorization limits under Section 3 shall automatically be adjusted proportionately, and the shares of Common Stock then subject to each Stock Right shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

(2)           Discretionary Adjustments.  Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 8(a)(1)), the Committee may, in its sole discretion, provide (i) that Stock Rights will be settled in cash rather than Common Stock, (ii) that Stock Rights will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Stock Rights will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Stock Rights may be settled by payment in cash or cash equivalents equal to the excess of the fair market value of the underlying Common Stock, as of a specified date associated with the transaction, over the Option Price of the Stock Right, (v) that performance targets and performance periods will be modified, consistent with Section 162(m) of the Code where applicable, or (vi) any combination of the foregoing.  The Committee’s determination need not be uniform and may be different for different Key Employees whether or not such Key Employees are similarly situated.

(3)           General.  Any discretionary adjustments made pursuant to this Section 8(a) shall be subject to the provisions of Section 10. To the extent that any adjustments made pursuant to this Section 8(a) cause ISOs to cease to qualify as ISOs, such Options shall be deemed to be Non-ISOs.”

3.

Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Tenth Amendment to the Plan to be executed by its duly authorized officer as of the date first above written.

AGL RESOURCES INC.

By:           /s/ Melanie M. Platt
                 Melanie M. Platt, Senior Vice President